Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of May 23, 2017 by and between Asterias Biotherapeutics, Inc. (“Asterias”), a Delaware corporation, and Michael H. Mulroy (“Executive”).

1.            Engagement; Position and Duties.

(a)           Asterias agrees to employ Executive in the position described on Exhibit A effective as of the date of this Agreement and to secure his services as a member of the Board of Directors of Asterias (the “Board”).  Executive shall perform the duties and functions described on Exhibit A and such other duties as the Board may from time to time determine.  Executive shall report to the Board and all employees of Asterias will report directly or indirectly to Executive.  Executive shall be employed by Asterias on a full-time basis.  Executive shall devote Executive’s best efforts, skills, and abilities to the business of Asterias pursuant to, and in accordance with, business policies and procedures, as fixed from time to time by the Board (the “Policies”).  Executive covenants and agrees that Executive will faithfully adhere to and fulfill the Policies, including any changes to the Policies that may be made in the future.  Executive shall be provided with a copy of Asterias’ employee manual (the “Manual”) which contains the Policies.  Asterias may change its Policies from time to time, in which case Executive will be notified of the changes in writing by a memorandum, a letter, or an update or revision of the Manual.

(b)           No Conflicting Obligations.  Executive represents and warrants to Asterias that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would prohibit Executive, contractually or otherwise, from performing Executive’s duties as under this Agreement and the Policies. Executive has previously disclosed to the Board that he is a member of a board of directors of certain other companies and from time to time may hold similar positions but that such positions are advisory in nature and not employment positions that would interfere with Executive’s obligations under this Agreement.  Executive shall obtain written approval from Asterias’ Nominating and Corporate Governance Committee, which shall not be unreasonably withheld, prior to accepting any positions that have not already been disclosed to the Board.

(c)           No Unauthorized Use of Third Party Intellectual Property.  Executive represents and warrants to Asterias that Executive will not use or disclose, in connection with Executive’s employment by Asterias, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that Asterias holds a valid license or other written permission for such use from the owner(s) thereof.  Executive represents and warrants to Asterias that Executive has returned all property and confidential information belonging to any prior employer.

2.            Compensation

(a)           Salary.  During the term of this Agreement, Asterias shall pay to Executive the salary shown on Exhibit A.  Executive’s salary shall be paid in equal semi-monthly installments, consistent with Asterias’ regular salary payment practices.  Executive’s salary may be increased from time-to-time by Asterias; Executive’s salary shall be reviewed on an annual basis, or more often if appropriate.

(b)           Bonus.  Executive shall receive an annual bonus opportunity equal to up to 50% of Executive’s salary as in effect from time to time based on corporate and individual performance targets established by the Board or the Committee, after consultation with Executive.  The Committee or the Board shall have the absolute discretion to determine whether and to what extent Executive has satisfied the performance targets and may allocate in its complete discretion amounts that may be less than or greater than the bonus opportunity set forth above.

(c)           Expense Reimbursements.  Asterias shall reimburse Executive for reasonable travel and other business expenses (including those expenses listed on Exhibit A related to commuting to work for the benefit of Asterias) incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Policies and procedures in effect from time to time, and provided that Executive submits supporting vouchers, receipts, or other documentation.

(d)           Equity and Benefit Plans.  Executive is receiving certain incentive stock options as set forth in Exhibit A.  Every year, the Board will consider whether to grant Executive additional stock options and/or restricted stock.  In addition, Executive may be eligible (to the extent Executive qualifies) to participate in certain retirement, pension, life, health, accident and disability insurance, stock option, or other similar employee benefit plans which may be adopted by Asterias for its employees.  Asterias has the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Executive, to adopt, amend, change, or terminate any such benefit plans that may now be in effect or that may be adopted in the future, in each case without any further financial obligation to Executive.  Any benefits to which Executive may be entitled under any benefit plan shall be governed by the terms and conditions of the applicable benefit plan, and any related plan documents, as in effect from time to time.  If Executive receives any grant of stock options or restricted stock under any stock option, restricted stock, or stock purchase plan of Asterias, the terms and conditions of the stock options or restricted stock, and Executive’s rights with respect to the stock options or restricted stock, shall be governed by (i) the terms of the applicable stock option, restricted stock, or stock purchase plan, as the same may be amended from time to time, and (ii) the terms and conditions of any stock option, restricted stock, or stock purchase agreement and related agreements that Executive may sign or be required to sign with respect to the stock options or restricted stock; provided, however, that no such amendments or agreements shall adversely affect Executive’s rights with respect to any then outstanding awards of stock options or restricted stock without Executive’s written agreement.

(e)          Vacation; Sick Leave.  Executive shall be entitled to the number of days of vacation and sick leave (without reduction in compensation) during each calendar year shown on Exhibit A.  Executive’s vacation shall be taken at such time as is consistent with the needs and Policies of Asterias.  All vacation days and sick leave days shall accrue in accordance with the Policies of Asterias.  Executive’s right to leave from work due to illness is subject to the Policies and the provisions of this Agreement governing termination due to disability, sickness, or illness.  The Policies governing the disposition of unused vacation days and sick leave days remaining at the end of Asterias’ fiscal year shall govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

3.            Competitive Activities.  During the term of Executive’s employment, and for one year thereafter, Executive shall not, for Executive or any third party, directly or indirectly employ, solicit for employment, or recommend for employment any person employed by Asterias.  During the term of Executive’s employment, Executive shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of Asterias, except to the extent such activities by Executive are approved by the Board.  Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of Asterias’ Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of Asterias.  Executive has accepted the limitations of this Section as a reasonably practicable means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4.            Inventions/Intellectual Property/Confidential Information

(a)           As used in this Agreement, “Intellectual Property” means any and all inventions, discoveries, formulas, improvements, writings, designs, or other intellectual property relating to or in any way pertaining to or connected with the systems, products, apparatus, or methods employed, manufactured, constructed, or researched by Asterias that Executive may conceive or make while performing services for Asterias, which shall be the sole and exclusive property of Asterias.  Executive hereby irrevocably assigns and transfers to Asterias all rights, title and interest in and to all Intellectual Property that Executive may have under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  Asterias will be entitled to obtain and hold in their own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.

(b)           Moral Rights.  To the extent allowed by law, the rights to Intellectual Property assigned by Executive to Asterias includes all rights of paternity, integrity, disclosure and withdrawal, and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent Executive retains any such Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by Asterias and agrees not to assert any Moral Rights with respect thereto.  Executive shall confirm in writing any such ratifications, consents, and agreements from time to time as requested by Asterias.

(c)           Execution of Documents; Power of Attorney.  Executive agrees to execute and sign any and all applications, assignments, or other instruments which Asterias may deem necessary in order to enable Asterias, at its expense, to apply for, prosecute, and obtain patents of the United States or foreign countries for the Intellectual Property, or in order to assign or convey to, perfect, maintain or vest in Asterias the sole and exclusive right, title, and interest in and to the Intellectual Property.  If Asterias is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints Asterias or its designee as Executive’s agent and attorney-in-fact, to act on Executive’s behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect Asterias rights in the Intellectual Property.  Executive acknowledges and agrees that such appointment is coupled with an interest and is irrevocable.

(d)           Disclosure of Intellectual Property.  Executive agrees to disclose promptly to Asterias all Intellectual Property which Executive may create or conceive solely, jointly, or commonly with others.  This paragraph is applicable whether or not the Intellectual Property was made under the circumstances described in paragraph (a) of this Section.  Executive agrees to make such disclosures understanding that they will be received in confidence and that, among other things, they are for the purpose of determining whether or not rights to the related Intellectual Property is the property of Asterias.

(e)           Limitations.  The obligations provided for by this Section 4, except for the requirements as to disclosure in paragraph 4(d), do not apply to any rights Executive may have acquired in connection with Intellectual Property for which no equipment, supplies, facility, or trade secret information of Asterias was used and which was developed entirely on Executive’s own time and (i) which at the time of conception or reduction to practice does not relate directly or indirectly to the business of Asterias, or to the actual or demonstrable anticipated research or development activities or plans of Asterias, or (ii) which does not result from any work performed by Executive for Asterias.  All Intellectual Property that (1) results from the use of equipment, supplies, facilities, or trade secret information of Asterias; (2) relates, at the time of conception or reduction to practice of the invention, to the business of Asterias, or actual or demonstrably anticipated research or development of Asterias; or (3) results from any work performed by Executive for Asterias shall be assigned and is hereby assigned to Asterias.  The parties understand and agree that this limitation is intended to be consistent with California Labor Code, Section 2870, a copy of which is attached as Exhibit B.  If Executive wishes to clarify that something created by Executive prior to Executive’s employment by Asterias that relates to the actual or proposed business of Asterias is not within the scope of this Agreement, Executive has listed it on Exhibit B in a manner that does not violate any third party rights.

(f)           Confidential and Proprietary Information.  During Executive’s employment, Executive will have access to trade secrets and confidential information of Asterias.  Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: products; formulas; technology and know-how; inventions; clinical trial, plans and data; business plans; marketing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; customers; suppliers; joint venture partners; research collaborators; licensees; and financial information.  Confidential Information also shall include any information of any kind, whether belonging to Asterias or any third party that Asterias has agreed to keep secret or confidential under the terms of any agreement with any third party.  Confidential Information does not include:  (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Executive; (ii) information that was rightfully in Executive’s possession prior to Executive’s employment with Asterias and was not assigned to Asterias or was not disclosed to Executive in Executive’s capacity as a director or other fiduciary of Asterias; or (iii) information disclosed to Executive, after the termination of Executive’s employment by Asterias, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from Asterias, and who is not subject to an obligation to keep such information confidential for the benefit of Asterias or any third party with whom Asterias has a contractual relationship.  Executive understands and agrees that all Confidential Information shall be kept confidential by Executive both during and after Executive’s employment by Asterias.  Executive further agrees that Executive will not, without the prior written approval by Asterias, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of Executive’s employment or at any time thereafter, except as required by Asterias in the course of Executive’s employment or, after providing reasonable notice to Asterias (unless prohibited by law), as may be required by law or legal process.

5.            Termination of Employment.  Executive understands and agrees that Executive’s employment has no specific term.  This Agreement, and the employment relationship, are “at will” and may be terminated by Executive or by Asterias with or without cause at any time by notice given in writing.  Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Executive’s employment, Asterias shall have no further obligation to Executive by way of compensation or otherwise as expressly provided in this Agreement or in any separate employment agreement that might then exist between Executive and Asterias.

(a)           Payments Due Upon Termination of Employment.  Upon termination of Executive’s employment with Asterias at any time and for any reason, Executive will be entitled to receive only the severance benefits set forth below, but Executive will not be entitled to any other compensation, award, or damages with respect to Executive’s employment or termination of employment.

(i)           Termination for Cause, Death, Disability, or Resignation.  In the event that the employment of Executive is terminated for Cause, or is terminated as a result of death, Disability, or resignation without “Good Reason” as defined in this Agreement, Executive will be entitled to receive payment for all accrued but unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination of Executive’s employment.  Executive will not be entitled to any cash severance benefits or vesting of any stock options or other equity or cash awards.

(ii)          Termination Without Cause and Resignation for Good Reason.  In the event that the employment of Executive is terminated by Asterias without “Cause” as defined in this Agreement or Executive resigns for “Good Reason,” as defined in this Agreement otherwise than within one (1) month prior to or twelve (12) months following a “Change in Control” as defined in this Agreement, Executive shall receive payment for all accrued but unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination of Executive’s employment, and as severance compensation (A) if Executive’s employment is terminated within the first 12 months of employment: (i) salary continuation at Executive’s then-current base salary for six (6) months, (ii) 50% of Executive’s target bonus as in effect at the date of termination, (iii) accelerated vesting of 50% of the then unvested stock options and restricted granted to Executive and (iv) payment, for a period of six (6) months, of any health insurance benefits that Executive was receiving at the time of termination of Executive’s employment, under an Asterias employee health insurance plan subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or (B) if Executive’s employment is terminated after 12  months of employment: (i) salary continuation at Executive’s then-current base salary for twelve (12) months, (ii) 100% of Executive’s target bonus as in effect at the date of termination, (iii) accelerated vesting of 100% of the then unvested stock options and restricted stock granted to Executive, and (iv) payment, for a period of twelve (12) months, of any health insurance benefits that Executive was receiving at the time of termination of Executive’s employment, under an Asterias employee health insurance plan subject to the COBRA.  The salary continuation described in clauses (A) and (B) of this paragraph shall begin as soon as practicable after the effective date of Executive’s separation agreement, no later than 60 days after the date of Executive’s termination of employment, subject to such payroll deductions and withholdings as are required by law.

(iii)         Change of Control.  In the event Asterias (or any successor in interest to Asterias that has assumed Asterias’ obligation under this Agreement) terminates Executive’s employment without “Cause” or Executive resigns for “Good Reason” within one (1) month prior to or twelve (12) months following a Change in Control, Executive will be entitled to receive payment for all accrued but unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of termination of Executive’s employment, and as severance compensation (A) an amount equal to the sum of 200% of Executive’s base salary and 200% of Executive’s target bonus as in effect at the date of termination, which shall be paid in a lump sum no later than 60 days after the date of Executive’s termination of employment, subject to such payroll deductions and withholdings as are required by law, (B) accelerated vesting of 100% of Executive’s then unvested stock options and any restricted stock and (C) payment, for a period of twelve (12) months, of any health insurance benefits that Executive was receiving at the time of termination of Executive’s employment, under an Asterias employee health insurance plan subject to COBRA.

(b)           Release.  Any other provision of this Agreement notwithstanding, paragraphs (a)(ii) and (a)(iii) of this Section shall not apply unless Executive (i) has executed a separation agreement including a general release of all claims against Asterias or its successor in interest (in a form prescribed by Asterias or its successor in interest), (ii) has returned all property in Executive’s possession belonging Asterias or its successor in interest, and (iii) if serving as a director has tendered his written resignation as a director as provided in Section 7.

(c)           Definitions.  For purposes of this Section, the following definitions shall apply:

(i)            “Affiliated Group” means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in concert to acquire Voting Securities entitling them to elect a majority of the directors of Asterias.

(ii)          “Cause” means:  (A) commission of any act of fraud as determined by the Board; (B) commission of any act of gross misconduct or dishonesty with respect to Asterias which causes material harm to Asterias; (C) indictment for, conviction of, or plea of guilty or “no contest” to, any felony; (D material breach of any provision of this Agreement or of any proprietary information and inventions agreement with Asterias; (E) failure to follow the lawful directions of the Board after receiving written notice of the specific failure and fifteen (15) days in which to cure such failure; (F) chronic alcohol or drug abuse; (G) obtaining, in connection with any transaction in which Asterias is a party, a material undisclosed (to the Board or an audit committee of the Board) financial benefit for Executive or for any member of Executive’s immediate family or for any corporation, partnership, limited liability company, or trust in which Executive or any member of Executive’s immediate family owns a material financial interest; or (H) harassing or discriminating against, or participating or assisting in the harassment of or discrimination against, any employee of Asterias based upon gender, race, religion, ethnicity, or nationality as determined by the Board; provided, however, that with respect to each of foregoing clauses (A) through (H), no “Cause” shall exist unless the Board shall have acted in good faith in determining that such Cause exists, after providing Executive with reasonable written notice of the specific act(s) at issue and a fair opportunity to present his position (with the involvement of counsel) to the Board prior to any decision being reached.

(iii)         “Change of Control” means (A) the acquisition of Voting Securities of Asterias by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of Asterias; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 30% of the Voting Securities shall not constitute a Change of Control unless such Person or Affiliated Group acquires 80% or more of the Voting Securities; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of Asterias; (C) a merger or consolidation of Asterias with or into another corporation or entity (irrespective of whether Asterias is the surviving corporation in such merger or consolidation) in which the stockholders of Asterias immediately before such merger or consolidation do not own, in substantially the same percentages, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); or (D) a change in the composition of the Board occurring within a twelve (12) month period, as a result of which the incumbent directors cease to constitute at least a majority of the Board.

(iv)          “Disability” shall mean Executive’s inability to perform the essential functions of Executive’s job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v)           “Good Reason” means (A) a diminution in Executive’s base salary; (B) a material change in geographic location at which Executive must perform services (a change in location of the Asterias office at which Executive will primarily work will be considered material only if it increases Executive’s current average one-way commute time by more than twenty five percent (25%)); (C) any material failure of the successors to Asterias after a Change of Control to perform, or causing Asterias not to perform, Asterias’ obligations under this Agreement; (D) any action or inaction of Asterias that constitutes a material breach of the terms of this Agreement; or (E) any other material adverse change in Executive’s duties, authorities, responsibilities, or reporting structure (for example, if Executive is required to report to anyone other than the Board or its successor, or if Executive is removed from the Board as a result of an action by the Board or by an action of BioTime, Inc., provided, however, that Good Reason shall not be deemed to have occurred unless (A) Executive shall first have provided written notice of said Good Reason to Asterias within thirty (30) days of the occurrence of the event(s) giving rise to Good Reason, reasonably explaining such events in said written notice, and (B) Asterias shall have failed to cure said Good Reason within thirty (30) days of its receipt of Executive’s written notice, and (C) Executive shall have provided written notice of termination within thirty (30) days of the expiration of Asterias’ 30-day cure period.

(vi)          “Person” means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association, or other entity.

(vii)         “Voting Securities” means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

(d)           Limitation on Payments.  In the event that any payments to Executive shall be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) the limitations set forth in Exhibit C shall apply.

6.            Turnover of Property and Documents on Termination.  Executive agrees that on or before termination of Executive’s employment, Executive will return to Asterias all equipment and other property belonging to Asterias, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive’s possession or control:  (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of Asterias; (d) any and all Intellectual Property developed by Executive during the course of employment; and (e) the Manual and memoranda related to the Policies.

7.            Resignation as a Director on Termination of Employment.  If Executive’s employment by Asterias is terminated for any reason or for no reason, whether by way of resignation, Disability, or termination by Asterias with or without Cause, and if Executive is then a member of the Board or any subsidiary of Asterias, Executive shall within two business days after such termination of employment resign from the Board and from the board of directors of each and every subsidiary of Asterias, by delivering to Asterias (or subsidiary as applicable) a letter or other written communication addressed to the Board (or subsidiary as applicable) stating that Executive is resigning from the Board(or subsidiary of Asterias as applicable) effective immediately.  A business day shall be any day other than a Saturday, Sunday, or federal holiday on which federal offices are closed.

8.            Arbitration.  Except for injunctive proceedings against unauthorized disclosure of Confidential Information or a violation of Section 3 above, any and all claims or controversies between Asterias and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or the Policies; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association.  Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over Asterias and Executive.  The location of the arbitration shall be San Francisco, California.  Unless Asterias and Executive mutually agree otherwise, the arbitrator shall be a single arbitrator selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS).  Asterias shall pay the arbitrator’s fees and costs.  Executive shall pay for Executive’s own costs and attorneys’ fees, if any.  Asterias shall pay for its own costs and attorneys’ fees, if any.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party consistent with the relevant statute(s).

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

9.            Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies.  In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

10.          Agreement Read and Understood. Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement, and that Executive is entering this agreement of Executive’s own free will.

11.          Complete Agreement, Modification.  This Agreement, including all Exhibits hereto, is the complete agreement between Executive and Asterias on the subjects contained in this Agreement.  This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s employment by Asterias and any matter covered by this Agreement.  No provision of this Agreement may be modified, amended, or waived except by a written document signed both by Asterias and Executive.

12.          Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of California.

13.          Assignability.  This Agreement, and the rights and obligations of Executive and Asterias under this Agreement, may not be assigned by Executive.  Asterias may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of Asterias’ obligations under this Agreement.

14.          Survival.  This Section 14 and the covenants and agreements contained in Sections 3, 4, 6, 7, and 8 of this Agreement shall survive termination of this Agreement and Executive’s employment.

15.          Notices.  Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15).

16.          Indemnification and Insurance.  Subject to any limitation imposed by the bylaws, for so long as Executive is employed by Asterias and at all times thereafter, Asterias shall indemnify Executive (and Executive’s legal representatives or other successors) to the fullest extent permitted by applicable law or by the terms of any indemnification agreement between Executive and Asterias, whichever affords or afforded greater protection to Executive, against all costs, charges and expenses whatsoever incurred or sustained by Executive or his legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any legal action, suit or proceeding to which Executive (or Executive’s legal representatives or other successors) may be made a party by reason of Executive’s being or having been a director, officer, employee, or consultant of or to Asterias, or any subsidiary or Executive’s serving or having served any other enterprise as a director, officer, employee or fiduciary at the request of Asterias.  In addition, during Executive’s employment with Asterias and at all times thereafter, Asterias agrees to continue and maintain a directors and officers liability insurance policy covering Executive with coverage no less than that available to active directors and officers of Asterias.  Asterias’ obligations hereunder shall inure to the benefit of Executive’s heirs, executors and administrators and shall survive the termination of this Agreement.

17.          Section 409A of the Code.  It is intended that the payments and benefits provided under this Agreement shall comply with the provisions of Section 409A of the Code and the regulations relating thereto (“Section 409A”), or an exemption to Section 409A, and this Agreement shall be interpreted accordingly.  Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.  All payments that constitute “nonqualified deferred compensation” under Section 409A that are to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A.  In addition, to the extent that any payments of “nonqualified deferred compensation” due under this Agreement are subject to the effectiveness of a release, and the period for executing, delivery, and not revoking such release begins and ends in different tax years for Executive, all such “nonqualified deferred compensation” shall be paid or settled in the later taxable year.  If Executive becomes entitled to a payment of “nonqualified deferred compensation” as a result of Executive's termination of employment and at such time Executive is a “specified employee,” such payment shall be postponed to the extent necessary to satisfy Section 409A, and any amounts so postponed shall be paid in a lump sum on the first business day that is six months and one day after Executive's separation from service (or any earlier date of Executive's death).  If the compensation and benefits provided under this Agreement would subject Executive to taxes or penalties under Section 409A, Asterias and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such taxes and penalties, to the extent possible under applicable law.

IN WITNESS WHEREOF, Executive and Asterias have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/ Michael H. Mulroy
Michael H. Mulroy

Address:

ASTERIAS:

Asterias Biotherapeutics, Inc.

By:	/s/ Don Bailey

Title:	Chairman of the Board

Address:	6500 Dumbarton Circle
Fremont, CA 94555

EXHIBIT A

Job Title:  President and Chief Executive Officer

Description of Job and Duties:  Executive shall perform the duties and functions as are normally carried out by a Chief Executive Officer of a developer of pharmaceutical or medical products of a size comparable to Asterias, and as the Board shall from time to time reasonably determine.  Without limiting the generality of the immediately preceding sentence, Executive shall (i) manage stem cell research and development of technologies and products for human therapeutic purposes based on human stem cells, including but not limited to embryonic stem cells, induced pluripotent stem cells, and human embryonic progenitor cells; (ii) lead capital raising efforts on behalf of Asterias; and (iii) participate in the acquisition of companies in the business of developing products and technologies or, the acquisition of assets of such companies, to the extent that Asterias has or obtains sufficient capital for such purpose.

Start Date:  June 26, 2017

Annual Salary: $ 465,972 commencing as of June 26, 2017.

Vacation and Sick Days Annually:  21 days.  Executive shall be permitted to take up to seven days of PTO in 2017 before accruing such PTO so he can attend previously planned vacation or activities.

Equity Incentive Plan Awards:  Pursuant to award agreements that reflect the relevant terms of this Agreement, incentive stock options (within the meaning of Section 422 of the Code) to purchase 800,000 shares of common stock under the Asterias Equity Incentive Plan (the “Plan”) at an exercise price equal to the closing share price of Asterias common stock on your first day of employment, subject to vesting in 48 equal monthly installments commencing on July 31, 2017 conditioned upon Executive’s employment at the end of the applicable month, subject to accelerated vesting as set forth in this Agreement or the relevant grant agreement.

Other:  For the duration of your employment, reasonable travel expenses for commuting to/from Orange County to/from the Bay Area on behalf of and for the benefit of Asterias will be reimbursed by Asterias.

EXHIBIT B

California Labor Code Section 2870.

Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i)            Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii)           Result from any work performed by the employee for his employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

Limitation on Payments.

(a)           Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change in Control or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 5 of this Agreement, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A, (B) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A, but excluding any payment attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company's Common Stock that are exempt from Section 409A, (C) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payment attributable to the acceleration of vesting and payment with respect to any stock option or other equity award with respect to the Company's common stock that are exempt from Section 409A, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any stock option or other equity award with respect to the Company's common stock that are exempt from Section 409A.  The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Executive and, to the extent economically equivalent, in a pro rata manner.

(b)           For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an accounting firm or compensation consulting firm with nationally recognized standing and substantial expertise and experience on Section 280G matters (the “280G Firm”) selected by Executive, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the 280G Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c)           The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after notification from either the Company or Executive that Executive may receive payments which may be “parachute payments.”  Executive and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this section.  The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this section will be borne by the Company